FreeHand
FreeHand Systems Inc.
95 First Street, Suite 200
Los Altos, CA 94022
Phone: 650-941-0742, Fax: 650-941-0207

Letter of Understanding

This letter sets forth the understanding between FreeHand Systems International Inc (FSYI) and MPI, effective March 23, 2007, which understanding shall be set forth in a more formal agreement. This Letter is intended to cover the relationship between FSYI and MPI as relates to website, software development, maintenance and music production. Said agreement is intended to be valid for 1 year with automatic 1 year rollovers unless written notice is delivered by either party to the other with 90 days notice.

Compensation for the described services shall be:

$360,000 per year, payable to MPI by FSYI in FSYI Common Stock in four quarterly increments, paid in advance and at a share price set for a 25% discount to current market price at the time of issuance.

Said payment shall be in exchange for the services provided by MPI to FSYI as the primary resource for the following:

1. Website development efforts
2. Music engraving services
3. Cataloging services
4. Participation in the FSYI team and outside advisors in selecting long-term direction of the FSYI website
5. Any other engineering projects requested and agreed to by FSYI and MPI.

MPI and FSYI further agree to provide regular communication channels and reports on projects, milestones and deliverables to facilitate these efforts and agree to meet face-to-face at least twice a year.

Agreed to by: ______________________ 23 March 07
FreeHand Systems, Inc. Date

Agreed to by: ______________________ 23.03.07
MPI Date